CERTIFICATE OF AMENDMENT TO
THE CERTIFICATE OF INCORPORATION
OF
BIODELIVERY SCIENCES INTERNATIONAL, INC.
BioDelivery Sciences International, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
1.Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation (this “Amendment”) amends the provisions of the Certificate of Incorporation of the Corporation (the “Certificate”).
2.This Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.
3.The Certificate is hereby amended as follows:
The first paragraph of Article FIFTH is hereby amended and restated in its entirety to read as set forth below:
“FIFTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 240,000,000 shares, consisting of 235,000,000 (Two-Hundred Thirty-Five Million) shares of common stock, each of par value one-thousandths of one cent ($0.001) (the “Common Stock”), and 5,000,000 (Five Million) shares of preferred stock, each of par value one-thousandths of one cent ($0.001) (the “Preferred Stock”).”

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IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Certificate of Incorporation as of July 23, 2020.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

/s/ Jeffrey Bailey
Jeffrey Bailey
Interim Chief Executive Officer